Exhibit 12

                   TRIMAS CORPORATION AND SUBSIDIARIES
          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (Dollar Amounts in Thousands)



                                     Six Months Ended       Three Months Ended
                                         June 30,                June 30,
                                      1995        1994        1995        1994
Earnings:

      Income before income taxes    $49,590     $43,310     $27,380     $25,120
      Fixed charges                   7,950       6,420       3,960       3,330

      Earnings before fixed
        charges                     $57,540     $49,730     $31,340     $28,450



Fixed Charges:

      Interest                      $7,540      $6,050      $3,750      $3,150
      Portion of rental expense        450         440         230         220

      Fixed charges                 $7,990      $6,490      $3,980      $3,370



Ratios of earnings to fixed charges    7.2         7.7         7.9          8.4